EXHIBIT 11.1 - COMPUTATION OF PER SHARE EARNINGS

                       Advanced Communication Systems,Inc.
                      (in thousands, except per share data)


                                                       Three months ended   Six months ended
                                                          March 31             March 31
                                                       1999     1998        1999      1998
                                                       ----     ----        ----      ----
     Basic:
        Total basic average shares outstanding....    8,669     6,524      8,644      6,438
                                                      =====     =====      =====      =====

        Net income................................   $1,647      $843     $2,920     $1,497
                                                      =====     =====      =====      =====

        Net income per share - basic..............    $0.19     $0.13      $0.34      $0.23
                                                      =====     =====      =====      =====

     Diluted:
        Total basic average shares outstanding....    8,669     6,524      8,644      6,438
        Plus dilutive stock options...............      162       112        114        120
                                                      -----     -----      -----      -----

        Total diluted average shares..............    8,831     6,636      8,758      6,558
                                                      =====     =====      =====      =====

        Net income per share - diluted............    $0.19     $0.13      $0.33      $0.23
                                                      =====     =====      =====      =====